For Immediate Release www.fairchildsemi.com
November 3, 2005

Corporate Communications:

Fran Harrison

207-775-8362

fran.harrison@fairchildsemi.com

Public Relations Firm:

Barb Ewen

CHEN PR

781-466-8282

bewen@chenpr.com

NEWS RELEASE

Fairchild Semiconductor Expands Board of Directors

•	Kevin McGarity, Former Senior Vice President of Worldwide Marketing and Sales at Texas Instruments, Joins Board

South Portland, Maine – Fairchild Semiconductor (NYSE: FCS), the leading global supplier of high performance products that optimize system power, today announced the election of Kevin McGarity to the company’s board of directors.

McGarity currently serves as an industry consultant, assisting international semiconductor companies and distributors with global sales, marketing, business development and organizational issues. McGarity previously worked for twenty seven years for Texas Instruments, Inc., most recently as senior vice president of worldwide marketing and sales. In that position, he was responsible for establishing the strategies for global sales, major customer relationships and design-in initiatives. Prior to that, he had a number of marketing and operational roles, while based in Europe for five years.

McGarity holds a Bachelor of Science degree in electrical engineering from Marquette University. He serves on the board of directors of Altera, Inc. (NASDAQ:ALTR).

The company expects McGarity will be appointed to serve on board committees before the end of the year.

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Fairchild Semiconductor Expands Board of Directors

“The addition of Kevin McGarity to our Board reflects Fairchild’s central focus on solving our customers’ power management challenges. As we move toward our next stage of growth fueled by this customer centric approach and supported by higher value products, Kevin’s perspective and experience in marketing and sales will bring an immeasurable benefit to the company,” said Mark Thompson, Fairchild’s president and CEO. “We look forward to Kevin’s counsel as we continue to expand The Power Franchise®, and capitalize on the fast growing power management segment, which has historically grown faster than the semiconductor market as whole.”

“On behalf of Fairchild’s board of directors, I’d like to welcome Kevin to the company,” said Kirk Pond, chairman of the board. “His expertise and solid background in marketing and sales will nicely complement the talents of our other board members, further strengthening an already talented team. Over many years of professional association, I have developed the utmost respect for Kevin’s skills and his knowledge of our industry.”

About Fairchild Semiconductor:
Fairchild Semiconductor (NYSE: FCS) is the leading global supplier of high-performance power products critical to today’s leading electronic applications in the computing, communications, consumer, industrial and automotive segments. As The Power Franchise®, Fairchild offers the industry’s broadest portfolio of components that optimize system power. Fairchild’s 9,000 employees design, manufacture and market power, analog & mixed signal, interface, logic, and optoelectronics products. Please contact us on the web at www.fairchildsemi.com.

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